Exhibit 99.1

                AVANT Immunotherapeutics Reports Third
               Quarter and Nine-Month Financial Results



    NEEDHAM, Mass.--(BUSINESS WIRE)--Nov. 1, 2006--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported a net loss of $5.6 million, or $.08 per share, for the third quarter of 2006 compared to a net loss of $4.5 million, or $.06 per share, for the third quarter of 2005. For the nine months ended September 30, 2006, AVANT reported a net loss of $14.2 million, or $.19 per share, compared to a net loss of $14.1 million, or $.19 per share, for the nine months ended September 30, 2005. AVANT reported cash and cash equivalents of $46.7 million at September 30, 2006.

    "The third quarter was an eventful one for AVANT. We received two significant awards of non-dilutive funding, providing AVANT additional financial resources to aid in the development of our single-dose, oral vaccines against important diseases such as cholera and typhoid fever, for biodefense and for food safety," said Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer.

    The increased loss for the third quarter of 2006 compared to the same period in 2005 primarily reflected a decrease in revenue combined with an increase in operating expense, offset in part by an increase in investment income. The decrease in revenue primarily reflected lower billing levels to DynPort Vaccine Company LLC (DVC) for the anthrax/plague vaccine contract during the third quarter of 2006. The increase in operating expense is primarily due to increased research and development personnel and related costs, non-personnel operating and facility-related expenses of the Fall River manufacturing facility, and TP10 contract manufacturing costs incurred for process development and scale-up work. This was offset by a reduction in clinical trials costs. The increase in operating expense further resulted from an increase in general and administrative expense.

    The nine-month results for 2006 reflect an increase in net loss compared to the same period in 2005. This increase in net loss primarily reflected an increase in operating expense offset in part by an increase in revenue and an increase in investment income. Product development and licensing revenue of $2.6 million was recorded in the first quarter of 2006 due to the receipt of a milestone payment from GlaxoSmithKline (Glaxo). AVANT also recognized approximately $550,000 in revenue related to PRF Vaccine Holdings LLC's (PRF) purchased interests in the net royalties that AVANT receives from Rotarix(R) worldwide net sales. The decrease in government contracts and grants revenue in 2006 compared to 2005 primarily reflects reduced levels of vaccine development work billable to DVC in 2006.

    The increase in operating expense in 2006 compared to 2005 was primarily a result of an increase in research and development expense due to increases in research and development personnel and related costs, consultant fees, contract research costs, license fees, and non-personnel operating and facility-related costs associated with operations of the Fall River facility. These increases were offset in part by a decline in clinical trials costs associated with the TP10 program. The increase in operating expense also resulted from higher general and administrative expenses, primarily due to increases in personnel-related expenses, stock-based compensation expense, and consulting costs. AVANT had higher investment income in 2006 primarily reflecting higher cash balances and higher interest rates between periods.

    The $40 million milestone payment received from PRF during the first quarter of 2006 resulted in taxable income for AVANT. The regular taxable income generated by this transaction will be fully offset with available federal and state net operating loss carryforwards. AVANT recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that will result from receipt of this milestone.

    Marketed Programs

    Glaxo received European Union (EU) approval for Rotarix(R) in February 2006. Addressing a worldwide market opportunity estimated by Glaxo at $1.8 billion, Rotarix(R) has now been approved in over 65 markets worldwide. It has been reported that Glaxo will file for market approval in the United States in early 2007.

    In September 2006, we were disappointed to receive notice from Glaxo that Glaxo had decided to pay royalties on all sales of Rotarix(R) rotavirus vaccine at the lower of two royalty rates under the 1997 license agreement. Glaxo's decision to pay the lower royalty rate (which is 70% of the full rate) is based upon its assertion that Rotarix(R) is not covered by the patents that Glaxo licensed from AVANT in Australia and certain European countries.

    AVANT is carefully weighing the scientific and legal facts, as well as the costs and benefits of various strategies for best protecting AVANT's rights, in order to determine a potential legal course of action that is in the best interest of AVANT's shareholders.

    Clinical Development Program Update

    During the quarter, the National Institute of Allergy and Infectious Disease (NIAID) of the National Institutes of Health (NIH) completed enrollment of a Phase 1/2 in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of AVANT's Ty800 typhoid fever vaccine. AVANT is having clinical materials produced and plans to conduct its own Phase 2 clinical trial of Ty800 in 2007. In September 2006, AVANT was awarded a Phase 2 Small Business Innovation Research (SBIR) grant to support further development and manufacture of Ty800. The NIAID awarded this grant, titled "Development and cGMP Manufacture of a Vitrified Typhoid Vaccine," which provides approximately $750,000 in funding to AVANT.

    AVANT has additionally been advancing the preclinical development of other vaccines in its portfolio and has scheduled a pre-IND meeting with the FDA in the fourth quarter in anticipation of initiating a Phase 1 clinical study of its oral ETEC E. coli vaccine candidate in 2007.

    Furthermore, AVANT is planning to launch a Phase 3 clinical study in mid-year 2007 for its oral cholera vaccine, CholeraGarde(R), for the travelers' market while planning for additional studies with its partner, the International Vaccine Institute (IVI). In August of this year, AVANT announced that IVI has received $21 million in funding from the Bill & Melinda Gates Foundation for a Cholera Vaccine Initiative (CHOVI), which will include conducting further clinical trials of CholeraGarde(R). Under the direction of John D. Clemens, M.D., IVI plans to conduct Phase 2 and Phase 3 clinical trials of CholeraGarde(R) in Bangladesh and India beginning in 2007. IVI will be purchasing clinical materials produced at AVANT's Fall River, MA manufacturing facility for the trials. There are currently no licensed cholera vaccines indicated for use in children under age two anywhere in the world.

    With respect to its cardiovascular programs for TP10 and the CETP vaccine for cholesterol management, AVANT continues to seek partners for the development and commercialization of these programs.

    In early October 2006, AVANT announced that the U.S. Congress passed the Defense Appropriations Bill for fiscal year 2007. This bill provides $2.6 million for the Defense Department's continued development of AVANT's oral combination vaccine to protect against anthrax and plague.

    Moreover, AVANT announced an extended research and development agreement with Pfizer aimed at discovering and developing vaccines to protect livestock and companion animals from respiratory and enteric diseases. This collaboration further leverages the value of AVANT's vaccine technology outside its core development programs in human health care at no cost to AVANT or its shareholders.

    Finally, AVANT is evaluating a number of Avian flu constructs in preclinical models to determine their immunogenicity and, if successful, would hope to select a vaccine candidate within 6-12 months.

    Manufacturing

    AVANT has made significant progress in terms of manufacturing at its Fall River facility in recent months. AVANT is currently manufacturing CholeraGarde(R) for a planned Phase 3 study for the travelers' vaccine market. When that manufacturing campaign is done, AVANT will begin making clinical trial supplies of ETEC E. coli vaccine for a Phase 1 study planned to start in 2007.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 AM ET on Wednesday, November 1, 2006 to discuss AVANT's Third Quarter and Nine-Month financial results. To access the conference call, dial 866-831-6272 (within the United States), or 617-213-8859 (if calling from outside the U.S.). The passcode for participants is 80476677. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 26277855. The replay will also be broadcast via the Company's website www.avantimmune.com approximately two hours after the live call.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and five of AVANT's products are in clinical development, including a treatment to reduce complement- mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of products for biodefense, travelers' vaccines, global health, and pandemic flu needs based on AVANT's oral, rapid-protecting, single-dose and temperature stable vaccine technology.

    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:
http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other any other microbes used as bioweapons and other disease causing agents; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products;
(8) the process of obtaining regulatory approval for the sale of Rotarix(R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix(R) by our partner, Glaxo; (9) Glaxo's strategy and business plans to launch and supply Rotarix(R) worldwide, including in the U.S. and other major markets and its payment of royalties to AVANT; (10) changes in existing and potential relationships with corporate collaborators; (11) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (12) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, ETEC E. coli, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (13) the ability to obtain substantial additional funding; (14) the ability to develop and commercialize products before competitors and that are superior to the alternatives developed by competitors; (15) the ability to retain certain members of management;(16) AVANT's expectations regarding research and development expenses and general and administrative expenses; (17) DVC's ability to complete clinical trials and perform under its agreement; (18) AVANT's expectations regarding CETP's ability to improve cholesterol levels and AVANT's ability to develop and commercialize CETP; (19) AVANT's expectations regarding cash balances, anticipated royalty payments (including those from Glaxo) and expenses, including infrastructure expenses; and (20) other factors detailed from time to time in filings with the Securities and Exchange Commission. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this report, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                            -table follows-



                    AVANT IMMUNOTHERAPEUTICS, INC.


                          Quarter                  Nine Months
 CONSOLIDATED
  STATEMENTS OF     Ended September 30,        Ended September 30,
  OPERATIONS
  DATA
----------------------------------------------------------------------
                        2006     2005              2006      2005
                        (Unaudited)                (Unaudited)
 REVENUE
 Product
  Development
  and
  Licensing
   Agreements        $35,475      $78,692    $2,672,895      $209,209
 Government
  Contracts and
  Grants             280,419      767,630     1,241,149     2,156,680
 Product
  Royalties           23,105            -       636,921        88,146
----------------------------------------------------------------------

 Total Revenue       338,999      846,322     4,550,965     2,454,035
----------------------------------------------------------------------

 OPERATING
  EXPENSE
 Research and
  Development      4,458,690    3,591,334    13,271,296    11,052,944
 General and
  Administrative   1,850,531    1,670,306     5,956,237     5,242,185
 Amortization of
  Acquired
  Intangible
  Assets             248,778      248,778       746,334       746,334
----------------------------------------------------------------------

 Total Operating
  Expense          6,557,999    5,510,418    19,973,867    17,041,463
----------------------------------------------------------------------

 Operating Loss   (6,219,000)  (4,664,096)  (15,422,902)  (14,587,428)

 Investment
  Income, Net        624,331      149,662     1,558,943       470,556
----------------------------------------------------------------------

 Loss before
  Provision for
  Income Taxes    (5,594,669)  (4,514,434)  (13,863,959)  (14,116,872)

 Provision for
  Income Taxes             -            -       372,000             -
----------------------------------------------------------------------

 Net Loss        $(5,594,669) $(4,514,434) $(14,235,959) $(14,116,872)
----------------------------------------------------------------------

 Basic and
  Diluted Net
  Loss per
  Common Share        $(0.08)      $(0.06)       $(0.19)       $(0.19)
----------------------------------------------------------------------
 Weighted
  Average Common
  Shares
   Outstanding    74,182,347   74,145,814    74,176,593    74,136,931
----------------------------------------------------------------------





 CONDENSED CONSOLIDATED
 BALANCE SHEETS                             September 30, December 31,
--------------------------------------------------------- ------------
                                                   2006          2005
                                            (Unaudited)   (Unaudited)
 ASSETS
 Cash and Cash Equivalents                  $46,681,330   $23,419,434
 Other Current Assets                         1,481,557     1,185,462
 Property and Equipment, net                 10,534,372     5,743,663
 Intangible and Other Assets, net             5,357,025     6,103,358
                                            ------------  ------------
  Total Assets                              $64,054,284   $36,451,917
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                         $8,313,350    $3,692,743
 Long-Term Liabilities                      $48,115,441    11,870,051
 Stockholders' Equity                         7,625,493    20,889,123
                                            ------------  ------------
  Total Liabilities and Stockholders'
   Equity                                   $64,054,284   $36,451,917
                                            ============  ============


    CONTACT: Una S. Ryan, Ph.D.
             President and CEO
             AVANT Immunotherapeutics, Inc.
             (781) 433-0771
             or
             Avery W. Catlin
             Chief Financial Officer
             AVANT Immunotherapeutics, Inc.
             (781) 433-0771
             info@avantimmune.com
             or
             For Media:
             Joan Kureczka
             Kureczka/Martin Associates
             (415) 821-2413
             jkureczka@comcast.net